Exhibit 10(l)5

ALLETE, INC.
Non-Employee Director Compensation
Effective January 1, 2015

Board Retainers (1) (2) Stock Cash	$73,000 $58,000
Committee Cash Retainers (1) (2) Audit Executive Compensation Corporate Governance & Nominating	$9,000 $7,500 $7,500
Chair Cash Retainers (1) (2) Audit Executive Compensation Corporate Governance & Nominating	$10,000 $7,500 $5,000

Lead Director (1) (2) (3) Board Stock Retainer Board Cash Retainer Lead Director Cash Retainer	$73,000 $58,000 $25,000

Board Chairman (1) (2) (3) Board Stock Retainer Board Cash Retainer	$90,000 $85,000

(1)	Cash and stock retainers may be deferred under the Director Compensation Deferral Plan II.

(2)	Cash retainers may be elected to be received in ALLETE stock.

(3)	Lead Director and Board Chairman are not eligible for other committee or chair retainers.